    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 14, 1997.

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 14A
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO.)

    Filed by the Registrant /X/

    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Materials Pursuant to 240.14a-11(c) or 240.14a-12

                          HARRAH'S ENTERTAINMENT, INC.
                (Name of Registrant as Specified in Its Charter)
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------

     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid with preliminary materials.
/ / Check box if any of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the ate of its filing.

     (1) Amount previously paid:
         -----------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------

     (3) Filing Party:
         -----------------------------------------------------------------------

     (4) Date Filed:
         -----------------------------------------------------------------------

[HARRAH'S LOGO]

                                          HARRAH'S ENTERTAINMENT, INC.
                                          THE PREMIER NAME IN CASINO
                                          ENTERTAINMENT-REGISTERED TRADEMARK-
                                          1023 CHERRY ROAD
                                          MEMPHIS, TN 38117 USA

                                          March 14, 1997

To Our Stockholders:

    You are cordially invited to attend the Harrah's Entertainment, Inc. Annual Meeting of Stockholders which will be held on April 25, 1997, at 11:00 a.m. in the Winegardner Auditorium--Dixon Gallery and Gardens, 4339 Park Avenue, Memphis, Tennessee. All stockholders of record as of March 4, 1997, are entitled to vote at the Annual Meeting.

    The meeting will be held to: (a) elect three Class I directors, and (b) ratify the appointment of independent public accountants for 1997.

    Whether or not you expect to attend the meeting, please complete, sign, date and return the enclosed proxy card promptly to ensure that your shares will be represented at the meeting. If you attend the meeting, you may vote in person even if you have sent in your proxy card.

IF YOU PLAN TO ATTEND:

    PLEASE NOTE THAT SPACE LIMITATIONS MAKE IT NECESSARY TO LIMIT ATTENDANCE TO STOCKHOLDERS. REGISTRATION WILL BEGIN AT 10:15 A.M. CAMERAS AND RECORDING DEVICES WILL NOT BE PERMITTED AT THE MEETING. "STREET NAME" HOLDERS WILL NEED TO BRING A COPY OF A BROKERAGE STATEMENT REFLECTING STOCK OWNERSHIP AS OF THE RECORD DATE IN ORDER TO BE ADMITTED TO THE MEETING.

                                          Sincerely,

                                                [SIGNATURE]

                                          Philip G. Satre
                                          CHAIRMAN OF THE BOARD, PRESIDENT
                                            AND CHIEF EXECUTIVE OFFICER

                          HARRAH'S ENTERTAINMENT, INC.
                               NOTICE OF MEETING

    The Annual Meeting of Stockholders of Harrah's Entertainment, Inc. will be held in the Winegardner Auditorium--Dixon Gallery and Gardens, 4339 Park Avenue, Memphis, Tennessee, on Friday, April 25, 1997, at 11:00 a.m. to:

        1. elect three Class I directors;

        2. ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the 1997 calendar year; and

        3. transact such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

    Stockholders of record at the close of business on March 4, 1997, are entitled to vote. The list of stockholders will be available for examination for the ten days prior to the meeting at the office of the Corporate Secretary, Harrah's Entertainment, Inc., 1023 Cherry Road, Memphis, Tennessee 38117.

    PLEASE COMPLETE THE ACCOMPANYING PROXY AND RETURN IT IN THE ENCLOSED ADDRESSED ENVELOPE.

                                                         [SIGNATURE]

                                              Rebecca W. Ballou
                                              SECRETARY

March 14, 1997

                                PROXY STATEMENT

    This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Harrah's Entertainment, Inc. ("Harrah's Entertainment" or the "Company") from the holders of record of Harrah's Entertainment common stock ("Common Stock") as of the close of business on March 4, 1997. The proxies are for use at the Annual Meeting of Stockholders to be held on April 25, 1997 at 11:00 a.m. in the Winegardner Auditorium--Dixon Gallery and Gardens, 4339 Park Avenue, Memphis, Tennessee, and at any adjournment or postponement thereof (the "Annual Meeting").

    The principal executive offices of Harrah's Entertainment are located at 1023 Cherry Road, Memphis, Tennessee 38117. A copy of the Company's 1996 Annual Report to Stockholders, this Proxy Statement and accompanying proxy card are first being mailed to stockholders on or about March 19, 1997.

VOTING RIGHTS AND PROXY INFORMATION

    A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors to complete, sign, date and return the proxy card in the accompanying envelope, which is postage paid if mailed in the United States. You have three choices on each of the matters to be voted upon at the Annual Meeting. Concerning the election of directors, by checking the appropriate box on your proxy card, you may: (a) vote for all of the director nominees as a group; (b) withhold authority to vote for all director nominees as a group; or
(c) vote for all director nominees as a group except those nominees you identify on the appropriate line. Concerning the proposal to ratify the appointment of the Company's independent public accountants, by checking the appropriate box you may: (a) vote "For" the proposal; (b) vote "Against" the proposal; or (c) "Abstain" from voting on the proposal. As discussed below, if you "Abstain" from voting, it will have the effect of a vote "Against" the proposal if a quorum is present.

    Stockholders may vote by either completing and returning the enclosed proxy card prior to the meeting, voting in person at the meeting, or submitting a signed proxy card at the meeting.

    YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

    You may revoke your proxy at any time before it is voted at the Annual Meeting by (i) filing with the Corporate Secretary of Harrah's Entertainment, at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares of Common Stock and delivering it to the Corporate Secretary of Harrah's Entertainment at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). You may also be represented by another person present at the meeting by executing a form of proxy designating such person to act on your behalf. Any written notice revoking a proxy should be sent to the Corporate Secretary of Harrah's Entertainment at 1023 Cherry Road, Memphis, Tennessee 38117.

    All shares of Common Stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. Unless otherwise specified on the proxy, the shares represented by a signed proxy card will be voted FOR items 1 and 2 on the proxy card and will be voted in the discretion of the persons named as proxies on other business that may properly come before the meeting. See "Other Matters at the Meeting" on page 28 for more information concerning the voting of proxies if other matters are properly brought before the Annual Meeting.

    Under the Company's Bylaws and Delaware law, shares represented by proxies that reflect either abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the

Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If a quorum is present, an abstention will have the effect of a vote against a proposal. Broker non-votes, however, will be treated as unvoted for purposes of determining approval of a proposal and will not be counted as votes for or against a proposal and will not have any effect on the outcome of a proposal.

    For participants in the Company's Employee Stock Ownership Plan, an appointed Plan Trustee will vote any shares held for a participant's account in accordance with the confidential voting instructions returned by the participant. If the instructions are not returned by the participant, shares held by the Company's Employee Stock Ownership Plan for such participant will not be voted.

SHARES ENTITLED TO VOTE AND REQUIRED TO VOTE

    Only holders of record of shares of Common Stock as of the close of business on March 4, 1997 (the "Annual Meeting Record Date") will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. At that date, there were 102,756,865 shares of Common Stock outstanding and entitled to vote at the meeting. Such holders of shares of Common Stock are entitled to one vote per share on any matter which may properly come before the Annual Meeting. The presence, either in person or by properly executed proxy, of a majority of the shares of Common Stock outstanding on the Annual Meeting Record Date will constitute a quorum and such quorum is necessary to permit action to be taken by the stockholders at such meeting. The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve each of the proposals.

    In the event that a quorum is not present at the time the Annual Meeting is convened, or if for any other reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn the Annual Meeting with or without a vote of the stockholders. If the Company proposes to adjourn the Annual Meeting by a vote of the stockholders, the persons named in the enclosed proxy will vote all shares of Common Stock for which they have voting authority in favor of such adjournment.

                               BOARD OF DIRECTORS

GENERAL INFORMATION--ELECTION OF DIRECTORS

    The Company's Certificate of Incorporation provides for a Board of Directors of not less than three nor more than seventeen directors and authorizes the Board to determine the number within that range from time to time by the affirmative vote of a majority of the directors then in office. The current Board of Directors consists of eleven directors. Shirley Young has advised the Company that she intends to retire from the Board on April 25, 1997, at which time the Board is expected to consist of ten directors.

    In accordance with the Certificate of Incorporation, the Company's Board of Directors is divided into three classes with staggered terms. Each class of directors is elected for a term of three years. Three Class I directors are to be elected at the 1997 Annual Meeting for a three-year term ending in 2000.

    R. Brad Martin was elected as a director on July 19, 1996, by the Board of Directors to fill a vacancy in Class I. His election to the Board of Directors was subject to his qualification by the New Jersey Casino

Control Commission. The Company filed a petition with the Commission seeking this qualification and on October 23, 1996, the Commission issued an order temporarily approving Mr. Martin to serve as a director.

    Michael D. Rose, who was a director in Class I, retired as a director and Chairman of the Board of the Company effective January 1, 1997. As noted above, Shirley Young, who is presently a director in Class II, has advised the Company that she intends to retire from the Board effective as of the Annual Meeting date. The Board of Directors is entitled to elect an individual to fill the resulting vacancies.

NOMINEES

    Upon recommendation of the Human Resources Committee of the Board of Directors (the "Human Resources Committee"), the following individuals have been nominated by the Board of Directors for election to Class I positions with their term in office expiring in 2000:

    Joe M. Henson, R. Brad Martin, and Eddie N. Williams.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE FOREGOING NOMINEES AS DIRECTORS OF HARRAH'S ENTERTAINMENT.

    In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy will be voted for any substitute nominee selected by the current Board of Directors. Management has no reason to believe, as of the date of this Proxy Statement, that the persons named will be unable or will decline to serve if elected, and each nominee has informed the Company that he consents to serve and will serve if elected.

OWNERSHIP OF HARRAH'S ENTERTAINMENT SECURITIES

    Set forth in the following table is the beneficial ownership of Common Stock as of January 31, 1997 for all current directors, including all nominees to the Board of Directors, the five executive officers of the Company named in the Summary Compensation Table on page 10, and all directors and executive officers as a group.

                                                          SHARES OF          % OF SHARES
                                                        COMMON STOCK      OUTSTANDING (NET
                                                        BENEFICIALLY         OF TREASURY
                                                            OWNED           SHARES) AS OF
                                                       ON JANUARY 31,        JANUARY 31,
NAME                                                     1997(A)(B)             1997
----------------------------------------------------  -----------------  -------------------
James L. Barksdale..................................          35,987              *
Susan Clark-Johnson.................................           3,214              *
James B. Farley.....................................          18,960              *
Joe M. Henson.......................................          76,274              *
Ralph Horn..........................................          21,116              *
Charles A. Ledsinger, Jr............................         275,669              *
R. Brad Martin......................................           6,541              *
Ben C. Peternell....................................         313,186              *
Colin V. Reed.......................................         215,310              *
Michael D. Rose.....................................       1,172,001(c)(d)       1.1   %
Walter J. Salmon....................................          15,743              *
Philip G. Satre.....................................         721,199              *
Boake A. Sells......................................          18,979              *
Eddie N. Williams...................................           5,525              *
Shirley Young.......................................          15,766              *
All directors and executive officers as a group.....       3,096,390             3.0   %

--------------------------

*   Indicates less than 1%

(a) The amounts shown include the following shares that may be acquired within 60 days pursuant to outstanding stock options: Mr. Ledsinger, 95,219 shares; Mr. Peternell, 68,520 shares; Mr. Reed, 119,425 shares; Mr. Rose, 200,151 shares; Mr. Satre, 217,607 shares; all directors and executive officers as a group, 759,485 shares. Shares listed in the table include shares allocated to accounts under the Company's Savings and Retirement Plan as of December 31, 1996.

(b) The amounts shown include the following rights to shares pursuant to the Non-Management Directors Stock Incentive Plan and deferred at the election of the directors: Mr. Barksdale, 787 shares; Ms. Clark-Johnson, 1,064 shares; Mr. Farley, 1,142 shares; Mr. Henson, 1,274 shares; Mr. Horn, 1,016 shares; Mr. Martin, 541 shares; Mr. Salmon, 1,142 shares; Mr. Sells, 979 shares; Mr. Williams, 475 shares; Ms. Young, 1,016 shares.

(c) Includes 63,700 shares held by a charitable foundation of which Mr. Rose serves as a director. Mr. Rose has shared voting and investment power over these shares, but disclaims any other beneficial interest.

(d) Includes 74,000 shares held by a charitable lead trust. Mr. Rose disclaims any beneficial interest in such shares.

                      NOMINEES: CLASS I, TERM EXPIRES 2000

    [PHOTO]  JOE M. HENSON

    Mr. Henson, 63, a private investor, was a director and Chairman of the Board of LEGENT Corporation from October 1989 until January 1995 and was a director of that company and Chairman of its Executive Committee from January 1995 to May 1995. He was Chief Executive Officer of LEGENT Corporation from October 1989 to April 1992. He has been a director of the Company since April 1991. He is Chairman of the Company's Human Resources Committee.

[PHOTO]  R. BRAD MARTIN

    Mr. Martin, 45, has been Chairman of the Board and Chief Executive Officer of Proffitt's, Inc. since 1989. He is a director of First Tennessee National Corporation and Sports and Recreation, Inc. Mr. Martin has been a director of the Company since July 1996. He is a member of the Executive and Human Resources Committees of the Company.

[PHOTO]  EDDIE N. WILLIAMS

    Mr. Williams, 64, has been President and Chief Executive Officer of the Joint Center for Political and Economic Studies in Washington, D.C. since 1972. He is a director of Riggs National Bank of Washington, D.C. Mr. Williams has been a director of the Company since October 1992. He is a member of the Company's Audit Committee. He also is a member of the Executive Committee of Harrah's Jazz Company and a director of Harrah's Jazz Finance Corp., both of which filed petitions under Chapter 11 of the United States Bankruptcy Code in November 1995.

DIRECTORS: CLASS III, TERM EXPIRES 1999

[PHOTO]  JAMES L. BARKSDALE

    Mr. Barksdale, 54, has been President and Chief Executive Officer and a director of Netscape Communications Corp. since January 1995. He was President and Chief Operating Officer and a director of McCaw Cellular Communications, Inc. from January 1992 to January 1995. He was also Chief Executive Officer of AT&T Wireless Services, Inc. from September 1994 to January 1995. Mr. Barksdale is a director of 3Com Corporation and The Robert Mondavi Corporation. He has been a director of the Company since February 1991. He is a member of the Company's Audit Committee.

[PHOTO]  SUSAN CLARK-JOHNSON

    Ms. Clark-Johnson, 50, has been Senior Group President, Pacific Newspaper Group, Gannett Co., Inc. since July 1994. She has been publisher of the Reno Gazette-Journal since 1985. She was President of Gannett West Newspaper Group from 1985-1994. She has been a director of the Company since July 1994. She is Chairperson of the Company's Audit Committee.

[PHOTO]  JAMES B. FARLEY

    Mr. Farley, 66, has been a trustee of Mutual Of New York since October 1988. He was Chairman of the Board of Mutual Of New York from April 1989 to July 1993, and was Chief Executive Officer of that company from April 1989 to January 1993. Mr. Farley is also a director of Ashland, Inc. and Walter Industries, Inc. Mr. Farley has been a director of the Company since February 1990. He is a member of the Executive and Human Resources Committees of the Company.

[PHOTO]  WALTER J. SALMON

    Mr. Salmon, 66, has been the Stanley Roth, Sr. Professor of Retailing, Harvard University since 1980. Mr. Salmon is also a director of Hannaford Brothers Company, Luby's Cafeterias, Inc., The Neiman Marcus Group, The Quaker Oats Company and Circuit City Stores, Inc. He has been a director of the Company since February 1990. He is a member of the Company's Human Resources Committee.

                     DIRECTORS: CLASS II, TERM EXPIRES 1998

[PHOTO]  RALPH HORN

    Mr. Horn, 56, has been Chairman of the Board of First Tennessee National Corporation since January 1996 and Chief Executive Officer since April 1994. He has been a director and President of that company since July 1991, and was Chief Operating Officer from 1991 to 1994. He has been a director of Harrah's Entertainment since July 1995. He is a member of the Executive and Audit Committees of the Company.

[PHOTO]  PHILIP G. SATRE

    Mr. Satre, 47, has been Chairman of the Board of the Company since January 1997, Chief Executive Officer since April 1994, and President since April 1991. He was President of the Company's Gaming Group from 1984 to August 1995. He has been a director of the Company since November 1989. He is a member of the Company's Executive Committee. He also is a member of the Executive Committee of Harrah's Jazz Company and a director and President of Harrah's Jazz Finance Corp., both of which filed petitions under Chapter 11 of the United States Bankruptcy Code in November 1995.

[PHOTO]  BOAKE A. SELLS

    Mr. Sells, 59, a private investor, was Chairman of the Board and Chief Executive Officer of Revco D.S., Inc. from September 1987 to October 1992 and was President of that company from April 1988 to June 1992. He is also a director of NCS Healthcare. He has been a director of the Company since February 1990. He is a member of the Executive and Human Resources Committees of the Company.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

    The Board of Directors met six times during 1996. During the year, overall attendance at Board meetings averaged 86% and overall attendance at Committee meetings averaged 92%. During the first six months of 1996, James L. Barksdale attended 100% of the meetings of the Board and of Committees on which he served. During the last six months of the year, the demands of his position as President and Chief Executive Officer of Netscape Communications Corp. prevented him from attending several meetings, and as a result for the year he attended fewer than 75% of the meetings of the Board and of Committees on which he served.

    The Harrah's Entertainment Board has three standing committees: (i) Executive, (ii) Audit and (iii) Human Resources.

    During the intervals between meetings of the Board of Directors, the Executive Committee, subject to specified limitations, may act on behalf of the Board. Action taken by the Executive Committee is reported to the Board of Directors at its first meeting following such action. Without specific delegated authority, the Executive Committee may not declare dividends except current quarterly dividends not in excess of those last declared by the Board of Directors and may not increase or decrease the number of directors or appoint new directors. Unless within an overall plan previously approved by the Board of Directors, action taken by the Executive Committee approving a transaction in excess of $75 million is subject to revision or rescission by the Board of Directors at the Board's first meeting following such action. The Executive Committee met once during 1996.

    The Audit Committee, which met four times in 1996, (1) recommends annually to the Board of Directors the independent public accountants for the Company and for its direct or indirect subsidiaries; (2) meets with the independent public accountants concerning their audit, their evaluation of the Company's financial statements, accounting developments that may affect the Company and their nonaudit services; (3) meets with management and the internal auditors concerning similar matters; (4) reviews the Company's compliance policies and performance; and (5) makes recommendations to all of the aforesaid groups that it deems appropriate.

    The Human Resources Committee met six times during 1996. The Human Resources Committee acts as the nominating committee of the Board of Directors. It considers and makes recommendations to the Board of Directors concerning the size and composition of the Board, the number of nonmanagement directors, the qualifications of members and potential nominees for membership, the compensation of directors, membership of committees of the Board and certain administrative matters. The Human Resources Committee considers nominees recommended by stockholders. Detailed resumes of business experience and personal data of potential nominees may be submitted to the Corporate Secretary at the address shown on the front page of this Proxy Statement.

    The Human Resources Committee also approves the annual compensation of corporate officers who are members of the Board of Directors and administers the Company's bonus, restricted stock, stock option and other incentive compensation plans. The Committee also makes various decisions and policy determinations in connection with the Company's Savings and Retirement Plan and Employee Stock Ownership Plan.

COMPENSATION OF DIRECTORS

    Directors who are not employees of Harrah's Entertainment or its direct or indirect subsidiaries earn a monthly fee of $2,500 plus $1,500 for each Board meeting and $1,200 for each committee meeting they attend. Committee chairmen are paid an additional $800 for each committee meeting attended. These fees are reviewed every three years by the Human Resources Committee of the Board to determine if they are competitive.

    Under the provisions of the Company's Non-Management Directors Stock Incentive Plan, a director automatically receives 50% of his or her director fees in Common Stock in lieu of cash fees. Under the plan, which has a five-year term that began May 1, 1996, each director had the right to make a one-time election to receive the remaining 50% of his or her director fees in Common Stock in lieu of cash fees for the duration of the plan. All current participants except one made this election. Grants of stock are made every three months for an amount of stock, valued on the grant date, equal in value to 50% of the fees that the director earned during the previous three-month grant period (or 100% of the fees if the director elected to receive the remaining 50% of fees in stock). Shares that are granted cannot be disposed of for six months after the grant. A director may make an annual election to defer, until retirement, the grant of shares to be made the ensuing plan year. Deferred shares are then granted upon the director's retirement in a lump sum or in up to ten annual installments, as may be elected by the director. These elections are made prior to each plan year. However, a director may modify his or her choice as to a lump sum or installments by submitting a request to change the election at least one full fiscal year before retirement. This request is subject to approval of the Human Resources Committee.

    Directors may defer the receipt of all or a portion of their directors' fees payable in cash pursuant to the provisions of the Company's Deferred Compensation Plan, an unfunded compensation deferral program. Amounts deferred may be paid in a lump sum or in installments, as selected by the director when making the deferral election. Under this plan, amounts, while deferred, earn interest at a rate based on a calculated average prime interest rate.

    Until May 1, 1996, directors were eligible to participate in the Company's other unfunded compensation deferral program, the Executive Deferred Compensation Plan. Under that plan, amounts, while deferred, earn interest at a termination rate (which cannot be lower than the Citibank prime rate) or at a retirement rate (which cannot be lower than a specified formula rate), both of which are approved annually by the Human Resources Committee. In October 1995, the Human Resources Committee approved a fixed retirement rate of 15.5% and a fixed termination rate of 8.5% which will accrue on account balances under the Executive Deferred Compensation Plan as of December 31, 1995 (subject to plan minimum rates). For deferrals made in 1996, the termination rate earned during 1996 was 8.5% and the retirement rate was 13%. Amounts deferred under the Executive Deferred Compensation Plan may be paid in lump sum or installments, according to the election made by the director.

    The retirement rate is established as an incentive to encourage long-term service. Therefore, only those participants meeting the plan's service requirements will receive interest at the retirement rate. A director generally will receive the retirement rate when he or she retires from the Board. The Human Resources Committee has approved the retirement rate for Shirley Young when she retires from the Board on April 25, 1997. All eligible nonmanagement directors deferred part of their cash fees under the Executive Deferred Compensation Plan during 1996. The directors' eligibility for further deferrals under the Executive Deferred Compensation Plan terminated upon commencement of the Non-Management Directors Stock Incentive Plan on May 1, 1996.

    In connection with the administration of the Executive Deferred Compensation Plan, the Company has purchased company-owned life insurance policies insuring the lives of certain directors, officers and key employees. In purchasing these life insurance policies, certain assumptions have been made regarding mortality experience, interest rates and policy dividends. The Company expects to recover policy premiums and the net cost of benefits paid under the Executive Deferred Compensation Plan through the operation of these insurance contracts. Participants in the plan have no rights in the insurance policies.

    Each nonmanagement director is also provided with travel accident insurance of $500,000 while traveling on behalf of the Company and the opportunity to participate in the Company's standard group health insurance plans. During 1996 the total premium cost for these insurance benefits was approximately $2,414 per director participating in the plans. Each director receiving these benefits incurred taxable income equal to the premium cost of the group insurance.

    In February 1990, each nonmanagement director in office at that time was granted 1,000 shares of restricted stock under the Company's Restricted Stock Plan which replaced 1,000 shares of Holiday Corporation ("Holiday") restricted stock awarded in April 1989. Each nonmanagement director elected thereafter has also been granted an award of 1,000 shares of restricted stock upon his or her election. These awards, which have been adjusted for stock splits occurring after the grant date, vest in equal installments over ten years. If a director who had prior service on the Holiday Board of Directors leaves Board service at the expiration of his or her term of office, he or she will also receive vesting credit for each full year of such service prior to April 28, 1989. Upon election to the Board of Directors, any new nonmanagement director receives an award of 1,000 restricted shares vesting in equal installments over ten years. In connection with Shirley Young's retirement from the Board and in recognition of her thirteen and a half years of Board service, the Human Resources Committee approved the accelerated vesting of Ms. Young's remaining shares of restricted stock.

                         EXECUTIVE OFFICER COMPENSATION

    The Summary Compensation Table below sets forth certain compensation information concerning the Company's Chief Executive Officer and the four additional most highly compensated executive officers.

                          HARRAH'S ENTERTAINMENT, INC.
                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM COMPENSATION
                                                        ANNUAL COMPENSATION                    AWARDS
                                               -------------------------------------  -------------------------
                                                                          ($)(1)         ($)(2)       (#)(3)        ($)(4)
                                                                           OTHER       RESTRICTED   SECURITIES        ALL
NAME AND                                                                  ANNUAL         STOCK      UNDERLYING       OTHER
PRINCIPAL POSITION                    YEAR     SALARY($)    BONUS($)   COMPENSATION     AWARD(S)      OPTIONS    COMPENSATION
----------------------------------  ---------  ----------  ----------  -------------  ------------  -----------  -------------
Philip G. Satre...................       1996  $  511,500  $            $     6,478   $  2,050,000     350,271    $   189,406
  Chairman, President and                1995     477,000     133,560         3,869                     82,884        132,356
  Chief Executive Officer                1994     425,385     421,131         7,659                                   143,747
Michael D. Rose...................       1996     450,000                    91,097                    116,600        304,234
  Chairman of the Board (5)              1995     457,000     127,960        94,265                                   289,775
                                         1994     541,385     530,611       109,906                                   427,751
Colin V. Reed.....................       1996     330,625                     3,366      1,025,000     152,484         65,300
  Executive Vice President               1995     297,904      69,018         2,283                     34,998         45,039
                                         1994     268,846     220,454         2,817                                    45,065
Charles A. Ledsinger, Jr..........       1996     293,750                     2,439        922,500     131,298         41,695
  Senior Vice President and              1995     267,500      62,863         3,199                     32,395         28,342
  Chief Financial Officer                1994     237,123     200,000           473                                    30,495
Ben C. Peternell..................       1996     242,500                     3,617        512,500      98,121        194,291
  Senior Vice President,                 1995     229,000      53,815         2,814                     19,438        141,002
  Human Resources and                    1994     214,338     176,000         3,491                                   159,416
  Communications

------------------------

(1) Other Annual Compensation for Messrs. Satre, Reed, Ledsinger and Peternell consists of earnings in excess of market rates on deferred compensation payable during the current year but deferred at the election of the executives. Other Annual Compensation for Mr. Rose includes (a) earnings in excess of market rates on deferred compensation payable during the current year but deferred at the election of Mr. Rose, (b) an allocated amount for aircraft usage, and (c) household security. Such amounts, respectively, were as follows: for 1996: $6,052, $17,033 and $31,502; for 1995: $5,525, $11,287
    and $35,192; for 1994: $1,134, $31,570 and $37,468. For the years 1994 through 1996, amounts of Other Annual Compensation for perquisites for each individual named above (other than Mr. Rose) aggregated less than (a) 10% of the total annual salary and bonus for each individual or (b) $50,000, whichever is lower. Accordingly, no such amounts are included for the other individuals. In the Company's proxy statements prior to 1996, earnings in excess of market rates on deferred compensation paid during the current year were included in "All Other Compensation." The Company does not provide a fixed benefit pension plan for its executives. The amounts set forth above for deferred compensation earnings are retirement benefits which are a function of deferred income voluntarily contributed by the executives based on an interest rate approved by the Human Resources Committee.

(2) On December 12, 1996, awards of restricted stock were granted to Messrs. Satre, Reed, Ledsinger and Peternell under a Time Accelerated Restricted Stock Award Plan ("TARSAP"). The number of shares granted to Messrs. Satre, Reed, Ledsinger and Peternell were 100,000, 50,000, 45,000 and 25,000, respectively. The dollar amounts of restricted stock awards shown in the table are based on the market value of the shares on the date of the grant. The shares will vest on January 1, 2002 provided the executive continues in active employment with the Company until that date, and are eligible for earlier annual vesting beginning March 1, 1999 if the Company achieves certain financial performance targets. See "Report of the Human Resources Committee on Executive Compensation." No shares were vested as of December 31, 1996. The market value of the unvested Restricted Stock Awards held by Messrs. Satre, Reed, Ledsinger and Peternell as of December 31, 1996 was $1,987,500, $993,750, $894,375 and $496,875, respectively. Dividends are paid on restricted stock in the same manner and to the same extent as dividends are paid on other shares of Common Stock.

(3) The numbers shown reflect option grants as well as the cancellation of stock options, under a special program, on November 15, 1996. See "Report of the Human Resources Committee on Executive Compensation."

(4) All Other Compensation consists of (a) earnings in excess of market rates on deferred compensation other than such compensation paid during the current year, and (b) matching contributions to the Company's Savings and Retirement Plan. Such amounts, respectively, were as follows: For 1996: for Mr. Satre, $180,406 and $9,000; Mr. Rose, $296,355 and $7,879; Mr. Reed, $56,300 and
    $9,000; Mr. Ledsinger, $32,695 and $9,000; and Mr. Peternell, $185,291 and
    $9,000; For 1995: Mr. Satre, $123,356 and $9,000; Mr. Rose, $282,160 and
    $7,615; Mr. Reed, $36,039 and $9,000; Mr. Ledsinger, $19,342 and $9,000; and
    Mr. Peternell, $132,002 and $9,000; For 1994: Mr. Satre, $135,439 and
    $8,308; Mr. Rose, $419,383 and $8,368; Mr. Reed, $36,065 and $9,000; Mr.
    Ledsinger, $21,495 and $9,000; and Mr. Peternell, $150,416 and $9,000. As
    stated in note (1) above, the Company does not provide a fixed benefit pension plan for its executives, and the amounts set forth above are retirement benefits which are a function of deferred income voluntarily contributed by the executives based on an interest rate approved by the Human Resources Committee.

(5) Mr. Rose retired as Chairman of the Board effective January 1, 1997. See "Certain Employment Arrangements."

    The following table sets forth certain information regarding grants of stock options made to the executive officers named in the Summary Compensation Table during 1996, including information as to the potential realizable value of such options at assumed annual rates of stock price appreciation for the ten-year option terms. Additional information is provided concerning this potential realizable value for all optionees receiving option grants in 1996, and for all Harrah's Entertainment stockholders.

                          HARRAH'S ENTERTAINMENT, INC.
                     OPTION GRANTS IN THE LAST FISCAL YEAR

                                                                                                       POTENTIAL REALIZABLE
                                                                                                     VALUE AT ASSUMED ANNUAL
                                                                                                       RATES OF STOCK PRICE
                                                    INDIVIDUAL GRANTS                            APPRECIATION FOR OPTION TERM(1)
                               ------------------------------------------------------------   --------------------------------------
                                  NUMBER OF        PERCENT OF
                                  SECURITIES      TOTAL OPTIONS
                                  UNDERLYING       GRANTED TO       EXERCISE
                                   OPTIONS        EMPLOYEES IN      OR BASE      EXPIRATION
NAME                           GRANTED(#)(2)(3)    FISCAL YEAR    PRICE($/SH.)      DATE        0%          5%             10%
-----------------------------  ----------------   -------------   ------------   ----------   ------  --------------  --------------
Philip G. Satre..............       151,271             4.1%        $16.875      11/16/06    $ --    $    1,605,378  $    4,068,343
                                    199,000             5.4%         20.500      12/13/06      --         2,565,576       6,501,672
Michael D. Rose..............       116,600             3.1%         16.875      11/16/06      --         1,237,429       3,135,888
Colin V. Reed................        72,484             2.0%         16.875      11/16/06      --           769,243       1,949,414
                                     80,000             2.2%         20.500      12/13/06      --         1,031,387       2,613,738
Charles A. Ledsinger, Jr.....        61,298             1.7%         16.875      11/16/06      --           650,531       1,648,573
                                     70,000             1.9%         20.500      12/13/06      --           902,464       2,287,020
Ben C. Peternell.............        46,121             1.2%         16.875      11/16/06      --           489,464       1,240,397
                                     52,000             1.4%         20.500      12/13/06      --           670,402       1,698,929
All Stockholders(4)..........           n/a              n/a            n/a           n/a      --     1,207,758,256   3,060,696,548
All Optionees................     3,706,759          100.00%        18.71(5)      various      --        43,614,699     110,528,210
All Optionees as a percent of
  All Stockholders Gain..........       n/a              n/a            n/a           n/a      n/a             3.61%           3.61%

------------------------

(1) The dollar amounts under these columns are the result of calculations at zero percent, and at five percent and ten percent rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of Harrah's Entertainment's stock price. In the above table, Harrah's Entertainment did not use an alternative formula for a grant date valuation, as Harrah's Entertainment is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. In general, vesting of options is dependent on continued employment. There is no assurance that the value realized by an officer will be at or near the value estimated above.

(2) Employees vest in the right to exercise these options over a four-year period. Options are subject to certain conditions, including compliance with terms and conditions of the options as approved by the Human Resources Committee. Because of the effect of the spin-off of the Company's hotel business, during 1996, pursuant to the Stock Option Plan, the Human Resources Committee approved an adjustment in the maximum number of options that can be granted in a year to an individual participant from 250,000 to 351,193. Options are nontransferable except by will or the laws of descent and distribution. See "Report of the Human Resources Committee on Executive Compensation" for more information concerning stock option awards.

(3) The numbers shown include options granted in November 1996 under a special program whereby all option holders had the opportunity to consent to the cancellation of options granted in previous years which had an exercise price above the market price of the Company's stock on October 24, 1996 and, for every three options cancelled, receive two new stock options at the market price of the Company's stock on November 15, 1996. The new options will vest in 25% annual installments over four years beginning January 1, 1998. See "Report of the Human Resources Committee on Executive Compensation."

(4) These amounts represent the appreciated value which common stockholders would receive at the hypothetical zero, five and ten percent rates based on the market value of Common Stock outstanding at or near the option grant dates.

(5) Represents the weighted average exercise price of options granted to all optionees.

    The following table sets forth certain information concerning stock option exercises during 1996 by the executive officers named in the Summary Compensation Table and information concerning option values.

                          HARRAH'S ENTERTAINMENT, INC.
                    AGGREGATED OPTION EXERCISES IN 1996 AND
                        DECEMBER 31, 1996 OPTION VALUES

                                                                          NUMBER OF SECURITIES
                                                                         UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED,
                                                                            OPTIONS HELD AT           IN-THE-MONEY OPTIONS
                                            SHARES                      DECEMBER 31, 1996(#)(1)    AT DECEMBER 31, 1996($)(2)
                                           ACQUIRED          VALUE     --------------------------  ---------------------------
NAME                                    ON EXERCISE(#)    REALIZED($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-------------------------------------  -----------------  -----------  -----------  -------------  ------------  -------------
Philip G. Satre......................         --           $  --          139,148        495,458   $  1,350,364   $ 1,330,603
Michael D. Rose......................         --              --          125,986        187,273      1,493,316     1,097,783
Colin V. Reed........................         --              --           80,670        226,834        749,355       653,199
Charles A. Ledsinger, Jr.............         --              --           64,994        187,203        676,572       519,737
Ben C. Peternell.....................         --              --           47,116        136,619        496,156       389,556

------------------------

(1) The numbers shown exclude cancelled options (see "Report of the Human Resources Committee on Executive Compensation").

(2) Amount represents the difference between the aggregated option price of unexercised options and a $19.875 market price on December 31, 1996, which was the closing price of the Common Stock on the last trading day of 1996.

    The following table provides information about options held by executive officers of the Company which were cancelled in December 1994 and November 1996 in conjuction with the grant of new options. The November 1996 grants were in the amount of two-thirds of the options cancelled. All new options require substantial additional active service for vesting, except those of Mr. Rose, which will vest upon his retirement as an employee on March 31, 1997. See "Certain Employment Arrangements." For more information concerning stock option cancellations and grants, see "Report of the Human Resources Committee on Executive Compensation."

                          HARRAH'S ENTERTAINMENT, INC.
                         TEN-YEAR OPTION/SAR REPRICINGS

                                                       NUMBER OF     MARKET                                LENGTH OF
                                                      SECURITIES    PRICE OF     EXERCISE                  ORIGINAL
                                                      UNDERLYING    STOCK AT     PRICE AT                 OPTION TERM
                                                       OPTIONS/      TIME OF      TIME OF                  REMAINING
                                                         SARS       REPRICING    REPRICING                AT DATE OF
                                                      REPRICED OR      OR           OR           NEW       REPRICING
NAME AND                                                AMENDED     AMENDMENT    AMENDMENT    EXERCISE        OR
PRINCIPAL POSITION                           DATE      (#)(1)(2)     ($)(1)       ($)(1)     PRICE($)(1)   AMENDMENT
-----------------------------------------  ---------  -----------  -----------  -----------  -----------  -----------
Philip G. Satre..........................   01/05/95      70,240(3)  $  22.550   $  35.1900    $  22.550    9.0 years
  Chairman, President and                   01/05/95      12,644        22.550      35.5900       22.550    9.0 years
  Chief Executive Officer                   06/15/95      20,138        29.720      35.5900       29.720    8.7 years
                                            11/15/96      23,415        16.875      35.1900       16.875    7.2 years
                                            11/15/96      10,929        16.875      35.5900       16.875    7.3 years
                                            11/15/96      55,258        16.875      29.7200       16.875    8.6 years
                                            11/15/96      61,669        16.875      26.0625       16.875    9.1 years

Michael D. Rose..........................   01/05/95      40,154(3)     22.550      35.1900       22.550    9.0 years
  Chairman of the Board(4)                  06/15/95       9,012(3)     29.720      35.1900       29.720    8.6 years
                                            11/15/96      16,391        16.875      35.1900       16.875    7.2 years
                                            11/15/96      26,770        16.875      22.5500       16.875    8.2 years
                                            11/15/96      26,770        16.875      29.7200       16.875    8.6 years
                                            11/15/96      46,669        16.875      24.7500       16.875    9.1 years

Colin V. Reed............................   01/05/95      34,988(3)     22.550      35.1900       22.550    9.0 years
  Executive Vice President                  06/15/95       2,478        29.720      35.1900       29.720    8.6 years
                                            11/15/96      12,490        16.875      35.1900       16.875    7.2 years
                                            11/15/96      23,326        16.875      29.7200       16.875    8.6 years
                                            11/15/96      36,668        16.875      26.0625       16.875    9.1 years

Charles A. Ledsinger, Jr.................   01/05/95      28,096        22.550      35.1900       22.550    9.0 years
  Senior Vice President                     11/15/96       9,366        16.875      35.1900       16.875    7.2 years
  and Chief Financial Officer               11/15/96      21,598        16.875      29.7200       16.875    8.6 years
                                            11/15/96      30,334        16.875      26.0625       16.875    9.1 years

Ben C. Peternell.........................   01/05/95      19,438(3)     22.550      35.1900       22.550    9.0 years
  Senior Vice President,                    06/15/95       3,042        29.720      35.1900       29.720    8.6 years
  Human Resources and                       11/15/96       7,493        16.875      35.1900       16.875    7.2 years
  Communications                            11/15/96      12,960        16.875      29.7200       16.875    8.6 years
                                            11/15/96      25,668        16.875      26.0625       16.875    9.1 years

E. O. Robinson, Jr.......................   01/05/95      18,734        22.550      35.1900       22.550    9.0 years
  Senior Vice President                     11/15/96       6,246        16.875      35.1900       16.875    7.2 years
  and General Counsel                       11/15/96      12,960        16.875      29.7200       16.875    8.6 years
                                            11/15/96      24,953        16.875      26.0625       16.875    9.1 years

John M. Boushy...........................   01/05/95      15,200(3)     22.550      35.1900       22.550    9.0 years
  Senior Vice President,                    11/15/96       1,435        16.875      26.5700       16.875    6.7 years
  Information Technology                    11/15/96       5,067        16.875      35.1900       16.875    7.2 years
  and Corporate                             11/15/96      12,959        16.875      22.5500       16.875    8.2 years
  Marketing Services                        11/15/96      12,959        16.875      29.7200       16.875    8.6 years
                                            11/15/96      20,848        16.875      26.0625       16.875    9.1 years

Bradford W. Morgan.......................   11/15/96      12,960        16.875      29.7200       16.875    8.6 years
  Senior Vice President,                    11/15/96      20,000        16.875      26.0625       16.875    9.1 years
  Marketing

------------------------

(1) The numbers and prices shown for 1995 grants reflect the adjustment of stock options granted prior to June 30, 1995, as a result of the spin-off of the Company's hotel business on that date and, in the case of Mr. Rose, the cancellation of 41.67% of his outstanding options as part of the division of his compensation between the Company and Promus Hotel Corporation in connection with the spin-off.

(2) The total number of new options granted to each officer on January 5, 1995, June 15, 1995 and November 15, 1996 are as follows, respectively: Mr. Satre 82,884, 82,884 and 151,271; Mr. Rose 40,154, 40,154, and 116,600; Mr. Reed
    34,988, 34,988 and 72,484; Mr. Ledsinger 32,395, 32,395 and 61,298; Mr.
    Peternell 19,438, 19,438 and 46,121; Mr. Robinson 19,438, 19,438 and 44,159;
    Mr. Boushy 19,438, 19,438 and 53,268; Mr. Morgan 0, 0 and 32,960. Some of
    the options granted on January 5, 1995 and June 15, 1995 were subsequently cancelled. See Note 3 below.

(3) Cancelled on November 15, 1996. For further information, see "Report of the Human Resources Committee on Executive Compensation," page 19.

(4) Mr. Rose retired as Chairman of the Board effective January 1, 1997. See "Certain Employment Arrangements."

CERTAIN EMPLOYMENT ARRANGEMENTS

    Pursuant to an employment agreement with Mr. Satre, the Company has agreed to employ Mr. Satre as Chairman of the Board, President and Chief Executive Officer from January 1, 1997 until December 31, 1998 at a current annual salary effective January 1, 1997, of $800,000, subject to merit increases as may be approved by the Human Resources Committee. During the term of this employment agreement, Mr. Satre will be eligible for his current benefits, including eligibility for bonus compensation and long-term incentive compensation in the form of stock options and restricted stock awards as may be approved by the Human Resources Committee. The Board of Directors reserves the right to terminate the employment agreement with or without cause, and Mr. Satre has the right to resign with good reason (as defined).

    If the agreement is terminated without cause or if he resigns for good reason, Mr. Satre will receive two years' salary continuation and his stock options and any shares of restricted stock other than unvested TARSAP shares will continue in force during this period of time for vesting purposes. Any unvested TARSAP shares would be forfeited upon termination of the agreement unless the Human Resources Committee of the Board of Directors were to approve an exception based on its review of the circumstances at that time.

    If the agreement is terminated for cause, Mr. Satre's unvested options and any shares of unvested restricted stock will be cancelled and his salary will end. He will be entitled to the retirement rate for his account under the Executive Deferred Compensation Plan if he is terminated without cause or if he resigns for good reason.

    If a change in control were to occur during his employment agreement and his employment terminated voluntarily or involuntarily within two years after the change in control, Mr. Satre would be entitled to receive the severance benefits under his severance agreement (if then in force) in lieu of the salary and rights under his employment agreement.

    After the termination of his employment with the Company, Mr. Satre will be entitled to receive group insurance benefits at the Company's cost for his lifetime similar to the benefits provided to other retired management directors of the Company.

    Pursuant to an employment agreement with Mr. Rose, the Company agreed to employ Mr. Rose as Chairman of the Board and to perform certain other duties at a 1996 annual salary of $450,000. Through December 31, 1996, Mr. Rose received his customary benefits. He did not receive any bonus for the 1996 plan year. He did not receive grants of long-term incentive compensation in the form of stock options or restricted stock awards in 1996, except a grant of stock options in conjunction with the cancellation of options pursuant to the special program described in the "Report of the Human Resources Committee on Executive Compensation" on page 19.

    Mr. Rose retired from the Board of Directors and as Board Chairman on January 1, 1997. He continues to serve as an employee consultant through March 31, 1997, which will be his retirement date as an employee under his employment agreement.

    Certain rights under Mr. Rose's employment agreement will become effective on his retirement date. These rights include the immediate vesting of all stock options, which may be exercised at any time over a period of three years from his retirement date pursuant to the terms of the Stock Option Plan, and the right to receive group insurance benefits at the Company's cost for his lifetime similar to the benefits provided to other retired management directors of the Company. Mr. Rose is entitled to the retirement rate under the Company's Executive Deferred Compensation Plan. See page 17 for a description of that plan.

    The Company has entered into severance agreements with each of the executive officers named in the Summary Compensation Table above. Mr. Rose's severance agreement will terminate upon his retirement from the Company on March 31, 1997. Each severance agreement provides for a compensation payment (the "Compensation Payment") of 2.99 times the average "annual compensation" paid to such executive for those three of the last five calendar years preceding a change in control of the Company (as defined in the severance agreements) in which the executive received the highest compensation, as well as accelerated payment in cash of the value of all stock options and payment of any compensation or awards payable to such executive under any incentive plan of the Company (the "Accelerated Payments"), if the executive's employment is terminated subsequent to a change in control (collectively, the "Severance Payments"), with certain exceptions described below. With respect to any unvested restricted stock and stock options, such stock awards vest automatically upon a change in control regardless of termination of the employee.

    The "annual compensation" for purposes of determining the Compensation Payment under the severance agreement excludes restricted stock vestings and compensation or dividends related to restricted stock or stock options. A change in control is defined to occur whenever: (i) any person becomes the beneficial owner of 25% or more of the Company's then outstanding voting securities regardless of comparative voting power of such securities, (ii) within a two-year period, members of the Board of Directors at the beginning of such period and approved successors no longer constitute a majority of such board, or
(iii) holders of securities entitled to vote thereon approve a merger or consolidation (with certain exceptions) or a plan of complete liquidation.

    Mr. Rose and Mr. Satre are entitled to the Compensation Payments if, within two years after a change in control of the Company, such executive's employment terminates voluntarily or involuntarily. (As noted above, Mr. Rose's severance agreement will terminate upon his retirement from the Company on March 31, 1997.) The other executives are entitled to the Compensation Payments after a change in control if, within two years of the change in control, the executive's employment is terminated involuntarily, or the executive resigns with good reason (as defined). Additionally, the other executives are entitled to the Compensation Payments if the executive's employment terminates voluntarily during a 30 day period following the first anniversary of the change in control. For the purpose of such voluntary termination, a change in control is defined to occur whenever: (i) any person becomes the beneficial owner of a majority of the Company's then outstanding voting securities (rather than 25% or more) regardless of comparative voting power of such securities, (ii) within a two-year period, members of the Board of Directors at the beginning of such period and approved successors no longer constitute a majority of such board, or

(iii) holders of securities entitled to vote thereon approve a merger or consolidation (with certain exceptions) or a plan of complete liquidation.

    The executives are not entitled to the Compensation Payments after a change in control if their termination is: (i) by the Company for cause (as defined),
(ii) a result of retirement after age 65 or disability, or, except for Mr. Rose and Mr. Satre, (iii) voluntary and not for good reason (as defined) other than as described in the preceding paragraph.

    In the event that an executive becomes entitled to Severance Payments which are subject to a federal excise tax imposed on the executive (the "Excise Tax"), the severance agreements provide that the Company shall pay the executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the executive after deduction of any Excise Tax on the Severance Payments and all Excise Taxes and other taxes on the Gross-Up Payment, shall equal the initial Severance Payments.

    In addition, the severance agreements each provide that in the event of a potential change in control of the Company (as defined below): (i) the Company will deposit in escrow a sum of money sufficient to fund the Severance Payments in the event of a change in control of the Company, and (ii) each executive will agree to remain in the employ of the Company for a certain period of time. A potential change in control of the Company is defined to occur whenever (i) the Company enters into an agreement which would result in a change in control of the Company, (ii) any person publicly announces an intention to take action which would result in change of control of the Company, (iii) any person, other than the trustee of an employee benefit plan of the Company, who is or becomes a beneficial owner of 9.5% of the combined voting power of the Company's then outstanding securities, increases his beneficial ownership of such securities by 5% or more over the percentage previously owned on the date of the severance agreement, or (iv) the Board of Directors adopts a resolution to the effect that a potential change in control of the Company has occurred.

    Each severance agreement has a term of one calendar year and is renewed automatically each year starting January 1 unless the Company gives notice of the non-renewal of any such agreement by the preceding September 30. Each severance agreement provides that if a change in control occurs during the original or extended term of the agreement, then the agreement will automatically continue in effect for a period of 24 months beyond the month in which the change in control occurred.

    The Compensation Payments and Accelerated Payments, respectively, that would have been payable to the executive officers named in the Summary Compensation Table for the Company on January 1, 1997, if a change in control occurred and if such executives had been terminated as of that date, would have been approximately: Mr. Satre, $2,197,418 and $3,561,263; Mr. Rose, $2,806,258 and
$2,503,650; Mr. Reed, $1,289,218 and $1,845,066; Mr. Ledsinger, $1,200,619 and
$1,597,524; and Mr. Peternell, $1,050,973 and $1,099,559. Such Accelerated
Payments include the value of any unvested restricted stock and unexercised stock options that would accelerate upon a change in control, based on the market price of the Common Stock on January 1, 1997. (As noted above, Mr. Rose's severance agreement will terminate upon his retirement from the Company on March 31, 1997.)

    The Company's executive officers participate in the Executive Deferred Compensation Plan under which amounts, while deferred, earn interest at a termination rate (which cannot be lower than the Citibank prime rate) or at a retirement rate (which cannot be lower than a specified formula rate), both of which are approved annually by the Human Resources Committee. With respect to deferrals made during 1996, the termination rate earned on these deferrals for 1996 was 8.5% and the retirement rate earned on these deferrals was 13.0%. In October 1995, the Human Resources Committee approved a fixed retirement rate of 15.5% and a fixed termination rate of 8.5% which will accrue on account balances under the

Executive Deferred Compensation Plan as of December 31, 1995 (subject to plan minimum rates). The interest rates on post-1995 deferrals will continue to be approved annually by the Committee. The termination rate that will be earned during 1997 for 1996 and 1997 deferrals has been approved at 8.5% and the retirement rate has been approved at 13%. Both rates are subject to plan minimum rate provisions.

    The retirement rate is established as an incentive to encourage long-term service. Therefore, only those participants meeting the plan's service requirements will receive interest at the retirement rate.

    In the event of a change in control, as defined in the Executive Deferred Compensation Plan, a participant who is not yet entitled to the retirement rate will receive such rate if his or her employment terminates within a 24 month period after the change in control. Messrs. Satre, Ledsinger, Reed and Peternell are not yet entitled to the retirement rate. Consequently, if a change in control as defined in the Executive Deferred Compensation Plan were to occur, these executive officers will be entitled to such rate on their Executive Deferred Compensation Plan account balances if their employment were to terminate within 24 months after the change in control.

    The Company has established an escrow fund and has deposited insurance policies and cash proceeds received from insurance policies into the escrow fund. This escrow fund assures the payment of benefits, as they accrue, to, among others, the executive officers and nine nonmanagement directors which will be payable under the Executive Deferred Compensation Plan or other deferred compensation plans. Upon occurrence of a potential change in control of the Company, the Company also will place into this escrow fund the severance payments which become payable to the executive officers and certain other executives only following a change in control. The Company intends to increase the escrow fund, if necessary, to assure payment of future deferrals and also has the right to increase the escrow fund to pay premiums on the insurance policies and interest on policy loans. The escrow fund is subject to the claims of the Company's creditors in the case of the Company's insolvency or bankruptcy.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Rose, who was Chairman of the Board of the Company until his retirement from the Board effective January 1, 1997, is a director of First Tennessee National Corporation and serves on its human resources committee. Mr. Horn, a director of the Company, is the Chairman, President and Chief Executive Officer of First Tennessee National Corporation. See "Certain Transactions" on page 25.

REPORT OF THE HUMAN RESOURCES COMMITTEE ON EXECUTIVE COMPENSATION

    The Human Resources Committee (referred to in this section as the "Committee") is composed entirely of independent non-employee directors. The Committee is responsible for approving the compensation of the management directors, reviewing the compensation of other executive officers, including the executive officers named in the Summary Compensation Table, and approving stock awards, including stock options and restricted stock, for each such officer.

    EXECUTIVE COMPENSATION POLICY. The Company's executive compensation policy is designed to attract and retain high caliber executives and motivate them to superior performance for the benefit of the Company's stockholders. Under this policy: (i) salaries are linked to competitive factors and salary increases are based primarily on merit, (ii) the annual bonus program is competitively-based and, subject to certain discretionary rights of the Committee, provides incentive compensation based on the Company's annual financial performance, and
(iii) long-term compensation is tied to enhanced shareholder value and to the Company's financial performance.

    In summary, the Company's executive compensation policy is primarily performance based, with a large portion of executive compensation at risk. This policy not only extends to executive officers but also to key managers and professional staff. Approximately 250 key employees participate in the Company's Stock Option and Restricted Stock Plans.

    The following discussion describes the basic components of executive compensation in further detail.

    CASH COMPENSATION COMPETITIVELY-BASED. Cash compensation for executive officers (salary and annual bonus) is approximately comparable to the median ranges of amounts paid to executives who are employed in similar positions in companies primarily in service and entertainment industries with revenues comparable to the Company's revenues. Various surveys prepared by national compensation specialists are considered for purposes of company salaries and cash bonus. There is no specific list of companies that are used to make the comparison.

    SALARY. Salaries are reviewed each year and merit increases are based primarily on (i) an executive's accomplishment of various performance objectives and standards and (ii) the current salary of the executive within the salary range for his or her grade level. Greater weight is normally given to the accomplishment of objectives and standards than to the executive's current salary level within the range of his or her grade level, although specific weights for each factor have not been established. In addition, salary can be substantially increased if an executive officer is promoted to a higher position with greater responsibilities.

    The objectives of the Chief Executive Officer are approved annually by the Committee and the full Board. These objectives vary from year to year but in general relate to such matters as ensuring that the Company is competitively positioned and organized to provide a high quality experience for its guests, continuing to build Harrah's, strategically and operationally, as a leading brand in the casino entertainment industry, achieving the Company's annual business plan and its various financial goals, and increasing total long-term shareholder value. The Committee's assessment of the Chief Executive Officer's performance is based on a subjective review of performance against these objectives. Specific weights are not assigned to any particular objective.

    In general, the objectives of the other executive officers are approved by the Chief Executive Officer. These objectives generally relate to achieving functional goals and financial objectives within the officer's assigned area of responsibility. For example, an objective could relate to completion of a project assigned to that executive's area of responsibility. The Chief Executive Officer's assessment of the performance of the other executive officers is based on a subjective review of each officer's performance. Specific weights are not given to each objective in this assessment.

    The Committee approves merit salary increases for the Chief Executive Officer. In general, the Chief Executive Officer approves merit salary increases for the other executive officers and such increases are reviewed by the Committee. During the year 1996, the Committee approved a 7% merit salary increase for Mr. Satre and merit salary increases were also approved for the other executive officers during 1996. Effective January 1, 1997, Mr. Satre was promoted to Chairman of the Board in addition to his duties as President and Chief Executive Officer. To insure the competitiveness of Mr. Satre's compensation, the Committee evaluated his salary in light of his performance, his greater responsibilities and the compensation levels for comparable positions in other companies in the casino entertainment industry, and determined to significantly increase his annual salary effective January 1, 1997. See "Certain Employment Arrangements" on page 15.

    KEY EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN. Certain senior executive officers of the Company are eligible to participate in the Company's Key Executive Officer Annual Incentive Plan (the "Key Executive Plan"), an annual bonus plan designed to provide participating executive officers with incentive compensation based upon the achievement of pre-established performance goals. The Key Executive Plan, which has been approved by the Company's stockholders, is designed to comply with Section 162(m) of the Internal Revenue Code which limits the tax deductibility by the Company of compensation paid to officers named in the compensation tables of the Proxy Statement to $1 million. Executive officers at the corporate senior vice president level or above may be eligible for the Key Executive Plan. Prior to, or at the time of, establishment of the performance objectives for a calendar year, the Committee approves the specific executive officers who will participate in the Key Executive Plan that year. No executives participated in the Key Executive Plan for the plan year 1996, and the Committee has determined that no executives will participate in 1997. As a result, all executive officers participated in the Company's annual management bonus plan during 1996, and all will do so in 1997. No bonuses were paid to executive officers for the year 1996. See "Annual Management Bonus Plan" below.

    ANNUAL MANAGEMENT BONUS PLAN. Under the Company's annual management bonus plan (referred to in this subsection of the Proxy Statement as the "plan"), at or near the beginning of each calendar year (a "plan year") the Committee approves a corporate bonus objective for the Company's executive officers (other than those participating in the Key Executive Plan) and other participants in the plan. This objective can pertain to operating income, pre-tax earnings, return on sales, a combination of objectives, or another objective approved by the Committee. The objective may change annually to support the business mission of the Company. For the 1996 plan year, the objective approved by the Committee was a specified target for operating income. This is defined as the Company's operating income calculated before interest expense, extraordinary items, property transactions, minority interests and variances from budgeted development expenses.

    A bonus schedule has been established for the grade levels of participating executive officers and other plan participants that will result in the payment of a specified percentage of the participant's salary if the target objective is achieved. This percentage of salary increases or decreases on a matrix (the "Bonus

Matrix") in relation to bonus points achieved. Bonus points are allocated according to a percentage of the target objective achieved, with maximum bonus points awarded if a specified percentage over target is achieved and no bonus points are awarded if less than a specified percentage of target is achieved. For the executive officers currently participating in the annual bonus plan, the bonus for achieving target ranges from 50% to 60% of their base salary. For performance above target, the bonus is increased on a graduated scale to a maximum bonus of 100% to 120% of their base salary.

    After the end of the plan year, the Committee determines the extent to which the target objective has been achieved. A bonus pool for all corporate management employees in the bonus plan is then established by multiplying (a) an amount equal to the specific percentage of salary hypothetically payable to each individual in the plan based on the objective achieved, by (b) each individual's salary. These amounts are then added to create a corporate bonus pool for plan participants.

    The Committee has authority under the plan to adjust any objective or bonus points if the Committee determines such adjustment is necessary or appropriate. This is a subjective decision by the Committee.

    The calculated bonuses of the executive officers participating in the plan depend on the percentage of salary payable on the Bonus Matrix as well as an assessment of their achievement of personal objectives (personal performance). The personal objectives for bonuses are the same objectives that are evaluated for purposes of merit salary increases as discussed above. The assessment of personal objectives is a subjective evaluation by the Chief Executive Officer. As a result of the assessment of personal objectives, the bonus of an executive officer participating in the plan may be higher or lower than shown on the Bonus Matrix. However, the total bonus pool established for all corporate employees eligible for the plan cannot be exceeded.

    Since the Company did not achieve the plan's target for 1996, no bonuses were paid to executive officers for the 1996 plan year.

    STOCK AWARDS. Awards of stock options and restricted stock are specifically approved by the Committee for each executive officer and other plan participants and are granted in the sole discretion of the Committee. Awards are currently granted with a vesting period extending four years from the initial grant date. The Committee may grant a combination of restricted stock and/or stock options to officers and other key employees.

    Each executive officer is granted a stock award that will give such officer an estimated dollar value of stock compensation vesting each year targeted to equal a specific percentage of the officer's salary. This percentage increases in line with the higher grade level of the officer. Based on a subjective assessment of competitive and business factors, the Committee determines an award that is suitable for providing an adequate incentive for both performance and retention purposes. The dollar value of the award is based on estimated annual increases in the market value of the Company's Common Stock in the future to reach the targeted level of compensation. There is no certainty or assurance that such increases will occur.

    On October 24, 1996, the Committee approved a special program allowing the cancellation of certain employee stock options and the grant of new stock options under the Company's 1990 Stock Option Plan (the "Option Program"). The Option Program was approved because of the Committee's concern about the large number of "underwater" stock options outstanding (i.e., options with an exercise price above the current market price of the Company's stock), given the competitive environment for key executives in which the Company currently operates and the importance of retaining and providing incentives for the Company's management team to meet the challenges ahead.

    Accordingly, to restore these necessary incentives for the Company's key employees, the Committee approved the Option Program with the following features. All optionees (other than terminated employees, estates of deceased employees and employees on consulting status at the time the Option Projram was approved) were offered the opportunity to consent to the cancellation of their previous option grants, whether vested or unvested, with an option price above the market price of the Company's stock on October 24, 1996 ($17.75 per share). For each three options cancelled, a consenting optionee received two new stock options with a grant date of November 15, 1996 and an exercise price based on the market price of the Company's stock on November 15, 1996 ($16.875 per share). The new options are unvested and will vest in 25% annual installments over four years, with the first vesting January 1, 1998 based on continued active employment, subject to the terms and conditions of the Stock Option Plan, its administrative regulations and contractual agreements with any employee. The cancelled options had earlier vesting schedules, and approximately 37% of the cancelled options were already vested or were within 90 days of vesting at the time they were cancelled. As with the cancelled options, the new options will vest upon a change in control (as defined in the Plan's administrative regulations), except that if a change in control occurs prior to January 1, 1998, 25% of the new options will be cancelled. A total of 2,755,291 options were cancelled and 1,830,951 options were granted pursuant to the Option Program. All cancelled options were returned to the Plan and are available for the grant of new options pursuant to the Plan. See "Ten-Year Option/SAR Repricings" Table on page 14.

    On December 12, 1996, the Committee approved a Time Accelerated Restricted Stock Award Plan (the "TARSAP Program") designed to motivate and retain the Company's key executives in the Company's current competitive environment and with a view to enhancing shareholder value. Under the TARSAP Program, certain key executives, including all executive officers, were granted restricted stock awards (the "Restricted Shares") under the Company's Restricted Stock Plan. The Restricted Shares will vest 100% on January 1, 2002 provided the executive continues in active employment with the Company.

    The Restricted Shares are eligible for earlier annual performance vesting beginning March 1, 1999 if the Company achieves financial performance targets recommended by the Committee and approved by the Board of Directors. The performance vesting schedule, which was approved by both the Committee and the Board of Directors, provides for a potential cumulative vest of 20% to 40% of the Restricted Shares by March 1, 1999; 50% to 70% by March 1, 2000; and 80% to 100% by March 1, 2001. The performance schedule can be modified upon recommendation of the Committee and approval of the Board. The performance targets for each year will be established by the Committee and approved by the Board at later dates.

    The Restricted Shares will vest in the event of a change in control (as defined in the administrative regulations of the Restricted Stock Plan) as follows: upon a change in control prior to January 1, 1998, 50% of the Restricted Shares will vest and 50% will be forfeited. Thereafter, 100% of the Restricted Shares will vest upon a change in control in the same manner as other grants under the Restricted Stock Plan.

    The Committee has broad flexibility to oversee and amend the TARSAP Program and, with Board approval, can modify performance criteria and specific financial targets. The Committee also has the right to make exceptions based on unusual factors or events. However, the mandatory vesting date of January 1,

2002 cannot be extended. See Summary Compensation Table, page 10, for more information on grants under the TARSAP Program to named executive officers.

    The amount of a stock option or restricted stock award is not dependent on past corporate performance nor on the amount of options or restricted stock previously granted to an executive officer. The actual value of the stock compensation vesting each year is dependent on the market value of Common Stock. For executive officers, the Company has no other long-term incentive plans under which future awards will be made.

    POLICY CONCERNING TAX DEDUCTIBILITY. The Committee's policy with respect to qualifying compensation paid to its executive officers for tax deductibility purposes is that executive compensation plans will generally be designed and implemented to ensure full tax deductibility. However, the Committee reserves the right to approve the payment of non-deductible compensation to its executive officers when the Committee deems such compensation necessary for competitive reasons or to attract or retain a key executive, or where achieving full tax deductibility would be considered disadvantageous to the best interests of the Company. The Company's Key Executive Plan is intended to comply with Section 162(m) of the Code so that annual bonuses will be fully tax deductible for the Company. See "Key Executive Officer Annual Incentive Plan" above.

    CHIEF EXECUTIVE OFFICER'S COMPENSATION. Mr. Satre's base salary is based on his performance, his responsibilities and the compensation levels for comparable positions in other companies in the casino entertainment industry. Under his employment agreement, he is entitled to merit salary increases and to participate in the incentive programs provided to senior officers. As noted previously in this report, Mr. Satre received a significant increase in his salary effective January 1, 1997 in connection with his promotion to Chairman of the Board. Mr. Satre's merit salary increase and his incentive awards for 1996 were determined in accordance with the Committee's policies described in this report. Mr. Satre was awarded stock options and restricted stock under the TARSAP Program in 1996. The options are described in the table titled "Option Grants in the Last Fiscal Year," on page 12 and the TARSAP awards are shown in the Summary Compensation Table on page 10. The options and restricted stock were awarded in accordance with the Committee's policies as described in this report.

                                          Human Resources Committee
                                           Joe M. Henson (Chairman)
                                           James B. Farley
                                           R. Brad Martin
                                           Walter J. Salmon
                                           Boake A. Sells

PERFORMANCE OF HARRAH'S ENTERTAINMENT COMMON STOCK AND DIVIDENDS

    Set forth below is a line graph comparing the total cumulative return of the Company's Common Stock to (a) the Standard & Poor's 500 Stock Index (the "S&P 500 Index"), and (b) the Dow Jones Entertainment & Leisure-Casinos Index. The graph assumes reinvestment of dividends.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
          AMONG HARRAH'S ENTERTAINMENT, INC., THE S & P 500 INDEX, AND
              THE DOW JONES ENTERTAINMENT & LEISURE-CASINOS INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              HARRAH'S ENTERTAINMENT, INC.       S & P 500         DOW JONES ENTERTAINMENT & LEISURE-CASINOS
Dec-91                  $100                      $100                                 $100
Dec-92                  $250                      $108                                 $154
Dec-93                  $624                      $118                                 $238
Dec-94                  $421                      $120                                 $181
Dec-95                  $466                      $165                                 $240
Dec-96                  $381                      $203                                 $262

*   $100 INVESTED ON DECEMBER 31, 1991 IN STOCK OR INDEX -
    INCLUDING REINVESTMENT OF DIVIDENDS.
    FISCAL YEAR ENDING DECEMBER 31.

------------------------

(1) The line graph for Harrah's Entertainment, Inc. assumes that $100 was invested in the common stock of The Promus Companies Incorporated ("Promus") on December 31, 1991. It has been adjusted for stock splits. The line graph also assumes reinvestment in shares of Harrah's Entertainment, Inc. of the market value of shares of Promus Hotel Corporation which were distributed to Promus stockholders in the form of a special dividend on June 30, 1995, in a spin-off of Promus' hotel business, at which time Promus changed its name to Harrah's Entertainment, Inc.

                              CERTAIN TRANSACTIONS

    Mr. Ralph Horn, a director of Harrah's Entertainment, is Chairman, Chief Executive Officer and President of First Tennessee National Corporation, the parent company of First Tennessee Bank National Association ("First Tennessee"). First Tennessee is one of the lending banks under a loan agreement that Harrah's Entertainment has with several banks (the "Bank Facility"). Pursuant to the Bank Facility, First Tennessee has committed to loan to the Company's subsidiary, Harrah's Operating Company, Inc., $15,000,000, representing a 1.36% share of the total commitment covered by the Bank Facility. As of December 31, 1996, $6,675,949 of this $15,000,000 was outstanding in loans and in unfunded standby letters of credit. In connection with this commitment, First Tennessee received interest and fees of $510,220 during 1996. Also, the Company is party to a Master Repurchase Agreement whereby the Company invests funds with First Tennessee on behalf of one of the Company's joint ventures. The average amount invested pursuant to such Agreement at the end of each month during 1996 was $22,951,500. As of December 31, 1996, the amount was $14,888,000. Interest received on such investment during 1996 was approximately $1,246,323.

    Certain direct and indirect subsidiaries of the Company maintained deposit accounts with First Tennessee during 1996. The average ledger balance during 1996 was $3,242,264 and the ledger balance on December 31, 1996, was $5,986,429. Deposit account service fees paid to First Tennessee in excess of the earning credit assigned to these accounts were approximately $99,237 during 1996. First Tennessee also received fees and revenues of approximately $62,628 on other miscellaneous transactions with Harrah's Entertainment in 1996.

    After reviewing proposals from several vendors, the Company selected First Tennessee to offer a co-branded credit card program for Harrah's customers. The program is scheduled to launch in late 1997. First Tennessee will pay the Company a new card fee for each new card issued. Projections for the first twelve months of the program include approximately 5,000 to 10,000 new accounts. Based on these projections, First Tennessee will pay the Company fees ranging from approximately $180,000 to $360,000 during the first year of the program. Pre-tax income to First Tennessee in the first year of the program is projected to be less than $60,000.

    Ms. Susan Clark-Johnson, a director of Harrah's Entertainment, is Senior Group President, Pacific Newspaper Group, Gannett Co., Inc. The Company and its subsidiaries paid Gannett's Pacific Newspaper Group $305,344 for retail and classified newspaper advertising during 1996.

    Mr. Michael D. Rose, Chairman of the Board of Harrah's Entertainment until January 1, 1997, is a director and executive officer of Promus Hotel Corporation. Mr. Ben C. Peternell, Senior Vice President of Harrah's Entertainment, is also a director of Promus Hotel Corporation. The stock of Promus Hotel Corporation was distributed on June 30, 1995 to all holders of the Company's outstanding Common Stock in connection with the spin-off of the Company's hotel business.

    The Company and Promus Hotel Corporation are parties to various agreements entered into for the purpose of governing ongoing relationships between the companies after the spin-off and to provide mechanisms for an orderly transition. The Company believes that such agreements, which primarily govern sharing of information technology, risk management allocation, employee benefits allocation and transition matters, are fair to both parties and contain terms which generally are comparable to those which would have been reached in arm's-length negotiations with unaffiliated parties (although comparisons are difficult with respect to certain agreements that related to the specific circumstances of the spin-off transaction). Additionally, a subsidiary of the Company is party to a license agreement with Promus Hotels, Inc., a subsidiary of Promus Hotel Corporation, to operate a Hampton Inn hotel adjacent to the Harrah's property in Reno, Nevada. Total payments by the Company to Promus Hotel Corporation under the above described agreements and other agreements between the companies for the year ended December 31, 1996 were approximately $900,000.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

    Subject to stockholder approval, the Board of Directors, acting on the recommendation of its Audit Committee, has appointed Arthur Andersen LLP, a firm of independent public accountants, as auditors, to examine and report to stockholders on the consolidated financial statements of the Company and its subsidiaries for the year 1997. Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will be given an opportunity to make a statement. They will be available to respond to appropriate questions.

    The action of the Board of Directors in appointing Arthur Andersen LLP as the Company's auditors for the year 1997 is subject to ratification by an affirmative vote of the holders of a majority of shares of Common Stock present in person or represented by proxy at the Annual Meeting.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S AUDITORS FOR THE YEAR 1997.

                               OTHER INFORMATION

CERTAIN STOCKHOLDERS

    The table below sets forth to the best of the Company's knowledge certain information regarding the beneficial owners of more than 5% of the Common Stock as of December 31, 1996.

                                                                                        NUMBER OF SHARES     PERCENT
NAME AND ADDRESS OF                                                                       BENEFICIALLY         OF
BENEFICIAL OWNER                                                                              OWNED           CLASS
--------------------------------------------------------------------------------------  -----------------  -----------
The Capital Group Companies, Inc......................................................        8,267,800(a)        8.0%
  333 South Hope Street
  Los Angeles, CA 90071
Trustees of the Harrah's Entertainment, Inc.
  Savings and Retirement Plan.........................................................        6,824,258(b)        6.6%
  1023 Cherry Road
  Memphis, TN 38117
Massachusetts Financial Services Company..............................................       10,024,117(c)        9.8%
  500 Boylston Street
  Boston, MA 02116
Oppenheimer Group, Inc................................................................        8,744,678(d)        8.5%
  Oppenheimer Tower
  World Financial Center
  New York, NY 10281

------------------------

(a) The Capital Group Companies, Inc. has reported that its subsidiaries, a group of investment management companies, exercised as of December 31, 1996, voting power with respect to 1,484,000 shares and dispositive power with respect to 8,267,800 shares, or a total of 8.0% of the Company's outstanding stock. This total includes 6,273,000 shares as to which its subsidiary, Capital Research and Management Company, an investment adviser, exercises dispositive power. The subsidiaries of The Capital Group Companies, Inc. provide investment advisory and management services for their respective clients which include registered investment companies and institutional accounts. The source of this information is a Schedule 13G filed with the Securities and Exchange Commission and dated February 9, 1997 and accompanying correspondence to the Company. Ownership (number of shares and percent of shares outstanding) is reported as of December 31, 1996.

(b) The trustees of the Harrah's Entertainment, Inc. Savings and Retirement Plan (the "Plan") have sole voting power of the shares listed except that each participant in the Plan has the right, to the extent of shares of Common Stock allocated to the participant's account in the Plan (including vested and unvested amounts), to direct the trustees in writing as to how to respond to a solicitation of proxies opposed by management of the Company. The trustees do not have shared voting power, sole investment power, or shared investment power over any of the shares listed. The participants in the Plan have the right to direct the disposition of the securities held in their respective accounts pursuant to the terms of the Plan and to direct the trustees in writing as to how to respond to a tender offer evidenced by the filing of a statement on Schedule 14D-1 or similar transaction. No one participant has such rights with respect to more than 5% of the Company's Common Stock. The sources of this information are official plan documents and a Schedule 13G filed by the trustees of the Plan with the Securities and Exchange Commission and dated February 6, 1997. Ownership (number of shares and percent of shares outstanding) is reported as of December 31, 1996.

(c) Massachusetts Financial Services Company ("MFS") is a registered investment adviser and has reported beneficial ownership of the shares listed, which shares are also beneficially owned by certain other non-reporting entities as well as MFS. MFS has sole voting power as to 9,900,117 of the shares listed and has sole dispositive power as to the 10,024,117 shares listed. The source of this information is a Schedule 13G filed by MFS with the Securities and Exchange Commission and dated February 12, 1997. Ownership (number of shares and percent of shares outstanding) is reported as of December 31, 1996.

(d) Oppenheimer Group, Inc. ("Oppenheimer"), a holding company which owns, directly and indirectly, a variety of subsidiary companies engaged in various aspects of the financial services business, has reported ownership on behalf of itself and Oppenheimer Capital ("Capital") a registered investment adviser. Oppenheimer has reported ownership of the shares listed, including shared voting power and shared dispositive power with respect to such shares, and has reported ownership by Capital of 8,632,898 of such shares, including shared voting power and shared dispositive power with respect to such 8,632,898 shares. The source of this information is a
    Schedule 13G filed by Oppenheimer with the Securities and Exchange Commission and dated January 15, 1997. Ownership (number of shares and percent of shares outstanding) is reported as of December 31, 1996.

OTHER MATTERS AT THE MEETING

    Except as described in this paragraph, the Board of Directors does not know of any matters to be presented at the meeting other than those mentioned in this Proxy Statement. The Board of Directors is aware that a stockholder may present at the Annual Meeting a proposal that the Company's Bylaws be amended to provide that the Company will not adopt or maintain a "poison pill" or stockholder rights agreement unless such plan is first approved by a majority stockholder vote, and that the Company will redeem any such rights plan in effect. If the proposal is properly brought before the meeting, or any adjournment thereof, it is intended that the persons named in the proxy solicited by the Board of Directors pursuant to this Proxy Statement will use their discretionary authority to vote against such proposal. The Company is also aware that the same stockholder has filed preliminary solicitation materials with the Securities and Exchange Commission and may solicit proxies with respect to its proposal. Should that occur, the Company may send or deliver additional proxy materials to stockholders. If any other matters are properly brought before the meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting such proxies.

COST OF SOLICITATION

    The expense of soliciting proxies and the cost of preparing, assembling and mailing material in connection with the solicitation of proxies will be paid by the Company. In addition to the use of mails, certain directors, officers or employees of the Company and its subsidiaries, who receive no compensation for their services other than their regular salaries, may solicit and tabulate proxies. The Company has retained D.F. King & Co. to assist in the solicitation of proxies with respect to shares of Common Stock held of record by brokers, nominees and institutions. The estimated cost of the services of D.F. King & Co. is $9,000, plus expenses.

STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

    For any proposal to be considered for inclusion in the Company's proxy statement and form of proxy for submission to the stockholders at the Harrah's Entertainment 1998 Annual Meeting, it must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Corporate Secretary, Harrah's

Entertainment, Inc., 1023 Cherry Road, Memphis, Tennessee 38117, and must be received no later than November 14, 1997. The chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures. In addition, the Company's Bylaws provide for notice procedures to recommend a person for nomination as a director and to propose business to be considered by stockholders at a meeting.

                                          By Direction of the Board of Directors

                                                     [SIGNATURE]

                                          Rebecca W. Ballou

                                          SECRETARY

Memphis, Tennessee

March 14, 1997

                                [HARRAH'S LOGO]

                          HARRAH'S ENTERTAINMENT, INC.

          PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING
                   OF STOCKHOLDERS TO BE HELD APRIL 25, 1997

    The undersigned hereby appoints Charles A. Ledsinger, Jr., E. O. Robinson, Jr. and Philip G. Satre, and each of them, his or her attorneys and agents, with full power of substitution, to vote as proxy for the undersigned, as herein stated, at the Annual Meeting of Stockholders of Harrah's Entertainment, Inc. (the "Company") to be held on April 25, 1997 at 11:00 a.m. in the Winegardner Auditorium--Dixon Gallery and Gardens, 4339 Park Avenue, Memphis, Tennessee and at any adjournment or postponement thereof, according to the number of votes the undersigned would be entitled to vote if personally present on the proposals set forth on the reverse side of this card (and as more particularly set forth in the Notice of Meeting enclosed herewith) and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournment or postponement thereof. This proxy also constitutes confidential voting instructions for the use of participants in the Company's Employee Stock Ownership Plan.

    All shares of the Company's Common Stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on the reverse side of this card. If no instructions for a proposal are indicated on an executed Proxy Card, such proxies will be voted in accordance with the recommendation of the Board of Directors as set forth herein with respect to such proposal(s).

                      PLEASE SIGN AND DATE ON REVERSE SIDE

                                [HARRAH'S LOGO]
                          HARRAH'S ENTERTAINMENT, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                          APRIL 25, 1997 AT 11:00 A.M.
                             WINEGARDNER AUDITORIUM
                           DIXON GALLERY AND GARDENS
                                4339 PARK AVENUE
                               MEMPHIS, TENNESSEE

If you plan to attend the Annual Meeting of Stockholders, please mark the appropriate box on the proxy card below. Space limitations make it necessary to limit attendance to stockholders. Registration will begin at 10:15 a.m. "Street name" holders will need to bring a copy of a brokerage statement reflecting stock ownership as of March 4, 1997.

DETACH PROXY CARD HERE

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ALL NOMINEES AND FOR THE RATIFICATION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.
--------------------------------------------------------------------------------

1.         Election of Class I directors for three-year terms expiring at the 2000 Annual Meeting.
           FOR all nominees listed below / /  WITHHOLD AUTHORITY to vote for all nominees listed
           below / /      *EXCEPTIONS / /
           NOMINEES: Joe M. Henson, R. Brad Martin and Eddie N. Williams
           (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the
           "Exceptions" box and write that nominee's name in the space provided below. IF AUTHORITY
           TO VOTE FOR ANY NOMINEE IS NOT WITHHELD, THIS SIGNED PROXY WILL BE DEEMED TO GRANT
           AUTHORITY TO VOTE FOR THE NOMINEE.)

           *Exceptions
2.         Ratification of the appointment of Arthur Andersen LLP as independent public accountants for Harrah's Entertainment, Inc. for the year 1997.

           FOR / /      AGAINST / /      ABSTAIN / /

If you plan to attend the Annual Meeting of Stockholders, please mark the following box and promptly return this Proxy Card. / /


Signature of stockholders should correspond exactly with the names shown on the Proxy Card. Joint owners should each sign. Attorneys, trustees, executors, administrators, guardians and others signing in a representative capacity should designate their full titles. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated ----------------------------------------------, 1997
Signature ------------------------------------------------
Signature ------------------------------------------------

VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.


PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.